UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):

May 2, 2007

A.G. EDWARDS, INC.

Delaware	001-08527	43-1288229
(State or Other	(Commission File Number)	(IRS Employer
Jurisdiction)		Identification Number)

One North Jefferson
St. Louis, Missouri	63103
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (314) 955-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 425 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c)

Item 8.01 Other Events

Securities and Exchange Commission Matter

On May 2, 2007, the Securities and Exchange Commission (the “SEC”) instituted administrative proceedings against A.G. Edwards & Sons, Inc. (“Edwards”) related to mutual fund market timing matters and, at the same time, accepted Edwards’ offer to settle the proceedings without admitting or denying the findings in the proceedings. The SEC found that certain Edwards’ financial consultants violated Section 17(a) of the Securities Act of 1933, Section 10(b) of the Securities Exchange Act of 1934 (the “Exchange Act”) and Rule 10b-5 thereunder which prohibit fraudulent conduct in connection with the offer, purchase or sale of securities. As a result, Edwards was found to have violated Section 15(b)(4)(E) of the Exchange Act by failing to supervise financial consultants with a view to preventing their willful violation of the federal securities laws.

Edwards consented to a censure and the payment of $3,860,000, consisting of the disgorgement of $1,930,000, payment of prejudgment interest of $430,000 and a civil money penalty of $1,500,000. In addition, Edwards agreed to retain an independent consultant to conduct a review of whether the changes Edwards has adopted to its policies and procedures are reasonably designed to detect and prevent any future market timing by Edwards’ financial consultants, to determine whether any additional or amended procedures are needed and to recommend such additional policies and procedures if needed.

A.G. Edwards, Inc. previously had established reserves reflected in released financial statements for the above proceedings and believes these reserves should cover all costs associated with these proceedings.

Bank Deposit Program

Separately, Edwards reported that it held assets of approximately $4.0 billion as of April 30, 2007 in its recently introduced FDIC-insured bank deposit program, known as the AGE Bank Deposit Program.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

A.G. Edwards, Inc.
Registrant

Date:	May 2, 2007	By:	/s/ Douglas L. Kelly
Douglas L. Kelly
Chief Financial Officer